Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Capital Southwest Corporation and Subsidiaries

Our audit of the consolidated financial statements and internal control over financial reporting referred to in our report dated June 5, 2018, (appearing in the accompanying registration statement on Form N-2) also included an audit of the senior securities table of Capital Southwest Corporation and Subsidiaries (collectively, the Company) appearing in this Form N-2. This table is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audit of the consolidated financial statements.

In our opinion, the senior securities table (Senior Securities), when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ RSM US LLP

Chicago, Illinois

June 5, 2018

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